UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                                 WHITTAKER CORP.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    966680407
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

"The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  EIN  23-2858271
                  Schneider Capital Management, LP

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a)  /_/
                                                                   (b)  /_/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                  PENNSYLVANIA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER
                  418,300

6.       SHARED VOTING POWER
                  None

7.       SOLE DISPOSITIVE POWER
                  1,844,500

8.       SHARED DISPOSITIVE POWER
                  None

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,844,500

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES /_/

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  16.54%

12.      TYPE OF REPORTING PERSON
                  IA


                              GENERAL INSTRUCTIONS

Item 1.
         (a)      Name of Issuer
                           WHITTAKER CORP.

         (b)      Address of Issuer's Principal Executive Offices
                           1955 N. Surveyor Ave.
                           Simi Valley, CA  93063

Item 2.
         (a)      Name of Person Filing
                           SCHNEIDER CAPITAL MANAGEMENT, L.P.

         (b)      Address of Principal Business Office or, if none,
                  Residence
                           460 E. Swedesford Rd., Suite 1080
                           Wayne, PA  19087


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         (c)      Citizenship
                           UNITED STATES

         (d)      Title of Class of Securities
                           COMMON STOCK

         (e)      CUSIP Number
                           966680407

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a:

         (a)      /_/      Broker or Dealer registered under Section 15 of
                           the Act

         (b)      /_/      Bank as defined in section 3(a)(6) of the Act

         (c)      /_/      Insurance Company as defined in section 3(a)(19)
                           of the Act

         (d)      /_/      Investment Company registered under section 8 of
                           the Investment Company Act

         (e)      /x/      Investment Adviser registered under section 203 of
                           the Investment Advisers Act of 1940

         (f)      /_/      Employee Benefit Plan, Pension Fund which is subject
                           to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see
                           240.13d-1(b)(1)(ii)(F)

         (g)      /_/      Parent Holding Company, in accordance with
                           240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)      /_/      Group, in accordance with 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership.
         (a)      Amount Beneficially Owned
                           1,844,500

         (b)      Percent of Class
                           16.54%

         (c)      Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote
                           418,300

                  (ii) shared power to vote or to direct the vote
                           None


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                  (iii) sole power to dispose or to direct the disposition of
                           1,844,5O0

                  (iv) shared power to dispose or to direct the disposition of
                           None

Item 5. Ownership of Five Percent or Less of a Class If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/.

Item  6. Ownership of More than Five Percent on Behalf of Another Person.
                           None

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                           N/A

Item 8.  Identification and Classification of Members of the Group.
                           N/A

Item 9.  Notice of Dissolution of Group.
                           N/A

Item 10. Certification.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        11/10/97
                                        Date

                                        GARY P. SOURA, JR.
                                        Signature

                                        GARY P. SOURA, JR.
                                        ASSISTANT VICE-PRESIDENT
                                        Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements of omissions of fact constitute Federal criminal violations (See 18 U.S C. 1001)

     FOR PURPOSES OF MAINTAINING CURRENT RECORDS ON THE COMMISSION'S EDGAR
     SYSTEM: Please note that the initial filing of Schedule 13G for this issuer was identical in all respects, with the exception of the information noted below:

                           COVER PAGE TO SCHEDULE 13G

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.       SOLE VOTING POWER
                  342,800

7.       SOLE DISPOSITIVE POWER
                  1,150,000

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,150,000

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  10.31%


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

                              GENERAL INSTRUCTIONS

Item 4.  Ownership

         (a)      Amount Beneficially Owned
                           1,150,000

         (b)      Percent of Class
                           10.31%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                           342,800

                  (iii) sole power to dispose or to direct the disposition of
                           1,150,000



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